EXHIBIT 24.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Micro Imaging Technology, Inc.

I consent to incorporation by reference in the Annual Report on Form 10-K of Micro Imaging Technology, Inc. of my report dated February 7, 2011, relating to my audit of the October 31, 2010 consolidated financial statements, which appear in the October 31, 2011 annual report on Form 10-K of Micro Imaging Technology, Inc.

Jeffrey S. Gilbert, CPA

/s/ Jeffrey S. Gilbert

Los Angeles, California

February 8, 2011